                                                                    EXHIBIT 99.1


                                                           FOR IMMEDIATE RELEASE



THE SCOTTS COMPANY                                                          NEWS


--------------------------------------------------------------------------------


       THE SCOTTS COMPANY REPORTS RECORD FINANCIAL RESULTS FOR FISCAL 2004

    RECORD SALES OF $2.0 BILLION; ADJUSTED NET INCOME INCREASED 18 PERCENT;
                     REPORTED NET INCOME DECLINED 3 PERCENT

o Full-year adjusted earnings per share of $4.06; Reported earnings per share of $3.03

o Fourth quarter adjusted earnings per diluted share of $0.08; Reported loss per share of $0.05

o Consumer purchases of Scotts and Roundup products increased 7 percent for the full year

o Excluding restructuring, full-year gross margins improved 80 basis points; Reported gross margins improved 130 basis points

MARYSVILLE, Ohio (October 28, 2004) - The Scotts Company (NYSE: SMG), the world's leading marketer of branded consumer lawn and garden products, announced that strong sales in North America and Scotts LawnService coupled with significant margin expansion led to net income growth in fiscal 2004 of 18 percent on an adjusted basis, and down 3 percent from 2003 on a reported basis.

         For the year ended September 30, Scotts reported record company-wide sales of $2.0 billion, up 8 percent from $1.9 billion last year. Excluding the impact of foreign exchange, sales were up 5 percent over the prior year.

         Adjusted net income for the year was a record $135.3 million, or $4.06 per diluted share, compared with $114.7 million, or $3.57 per diluted share, for the same period last year. Current period adjusted net income excludes restructuring and other non-recurring charges of $34.4 million, net of tax. Including these restructuring and non-recurring items, reported net income for the year was $100.9 million, or $3.03 per diluted share compared to $103.8 million, or $3.23 for last year.

         "We posted record results in 2004 while continuing to improve our financial condition, which demonstrates the strength of our brands, our team at Scotts and our commitment to enhancing shareholder value," said Jim Hagedorn, chairman and chief executive officer. "Our continued focus on executing the fundamentals of our business not only paid off throughout the year but also has Scotts well-positioned for continued growth in 2005."

         During fiscal 2004, the Company twice renegotiated its debt facilities to take advantage of its increased financial strength and favorable market conditions. As a result of the refinancing and the Company's election to pre-pay $100 million of term debt, the Company's capital structure has been significantly improved, resulting in lower interest rate spreads, increased flexibility through an enhanced ability to pre-pay debt and less restrictive covenants. The $34.4 million of net non-recurring charges are primarily related to costs incurred with refinancing.

         "Renegotiating our debt facilities in fiscal 2004 was an important element of our financial strategy," said Chris Nagel, chief financial officer. "Our new structure better reflects our rapidly improving financial position and helps ensure we have the capital and flexibility to support future growth."

         The Company said it expects its financial performance in 2005 to be in line with its long-term goal of increasing sales 5-7 percent a year and to improve net income by 10-12 percent. Scotts plans to provide more details on its outlook for 2005 in early December.

Fiscal 2004 Results

         For the year, North American sales increased 7 percent to $1.48 billion from $1.39 billion last year driven by increased sales of its Ortho product line and higher-margin, branded lawn fertilizer and growing media products. Consumer purchases of branded products in the U.S., including Roundup, increased 7 percent at the Company's largest retail accounts. Ortho posted the strongest gain with a 16 percent improvement in consumer purchases, driven by strong consumer response to repackaged, repositioned and advertised new products such as Season-Long Grass & Weed Killer(R) and Bug 'B Gon Max(R) insect control. Additionally, consumer purchases of value-added growing media increased 11 percent and lawn fertilizers increased 5 percent.

         Scotts LawnService reported a 22 percent increase in sales to $135.2 million. Customer counts increased significantly over 2003 due to improved marketing and an increase in customer retention of 225 basis points to 74 percent. As a result, operating profit increased by more than 50 percent.

         "Our focus on the customer was obvious as Scotts LawnService regained its momentum in 2004," said Hagedorn. "The Scotts LawnService team made significant progress this year toward building a successful customer-service model that will drive long-term growth for this business."

         International sales were $419.5 million, up 8 percent from $388.4 million a year earlier. Excluding the effects of foreign exchange, sales declined by approximately 3 percent. The UK achieved sales growth of 3 percent while overall consumer sales were flat to last year. Sales for the International Professional business declined approximately 12 percent as a result of the discontinuance of a low-margin product line.

         Gross margin excluding restructuring improved 80 basis points to 37.8 percent from 37.0 percent last year due mainly to favorable product mix in North America, namely growth of higher-margin lawn fertilizer and growing media products and improved margin from new Ortho products. The Company's gross margin also continues to improve behind the rapid growth of the high-margin Scotts LawnService business. Reported margins increased from 36.5 percent to 37.8 percent.

         Operating expenses increased for the year to $545.4 million from $474.9 million last year. Approximately $15 million, or 20 percent of the increase, is due to the effect of foreign exchange rates. The remaining increase is primarily driven by infrastructure investments in Scotts LawnService, increased variable compensation, increased legal expenditures, additional investment in research and development and the increase in stock option expense. Stock option expense of $7.8 million, up from $4.8 million last year, had a full-year impact of approximately 15 cents per share for fiscal 2004.

         Net Roundup commission increased to $28.5 million for the year, compared with $17.6 million a year earlier, driven by a 13 percent increase in consumer purchases.

         Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), were $320.2 million for the year, compared to $300.9 million a year earlier. Including restructuring and other charges, reported EBITDA was $310.5 million, compared with $283.8 million last year.

         Interest expense for the year, excluding refinancing charges, was $48.8 million, a $20.4 million improvement from last year. The decrease was due to a more favorable interest rate environment, the Company's successful October 2003 and August 2004 refinancing and lower average debt levels. Scotts' leverage ratio declined significantly from 3.0 last year to 2.4 this year.

         "We are very pleased with our financial progress," said Nagel. "The improvement in our debt metrics reflects, in part, our continued focus on free cash flows. We also improved our return on invested capital to 9.5 percent as we continue to focus on this important metric."

Fourth Quarter Results

         Net sales for the fourth quarter were a record $363.6 million, compared with $340.0 million a year earlier. Excluding the impact of foreign exchange rates, fourth quarter sales increased 5 percent over the prior year. Adjusted net income was $2.6 million or $0.08 per diluted share, compared with $0.7 million, or $0.02 per diluted share, for the same period last year. Fourth quarter adjusted net income excludes restructuring and other charges of $4.3 million net of taxes. Including restructuring and other charges, net loss in the quarter was $1.7 million, or $0.05 per share compared to a loss of $3.1 million or $0.10 per share for last year.

         Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $25.0 million for the quarter, compared to $31.9 million a year earlier. Including restructuring and other charges, reported EBITDA was $19.2 million compared with $26.0 million for the same period last year.

         In North America, sales increased 6 percent to $250.4 million versus $235.5 million for last year's comparable period driven by continued strength in sales of fall season products. Scotts LawnService sales for the fourth quarter increased 17 percent to $50.4 from $43.1 million last year.

         Fourth quarter International sales were $62.8 million, up 2 percent compared with $61.4 million for the same period in 2003. Excluding the impact of foreign exchange rates, sales decreased 6 percent driven by end-of-season weakness in the UK and the discontinuance of a low-margin Professional business product line.

         Gross margin for the quarter increased 10 basis points to 34.0 percent. Excluding restructuring, gross margin decreased 90 basis points mainly due to unfavorable supply chain costs in North America and International.

         Operating expenses for the quarter increased to $122.7 million from $107.7 million a year ago. Excluding the effect of restructuring charges, operating expenses increased from $105.2 million to $116.7 million, or 11 percent.

          Net Roundup commission for the quarter was $4.0 million, which was flat compared to the fourth quarter of 2003.

         For the fourth quarter, interest expense, excluding refinancing charges, was $10.7 million compared with $15.8 million in the prior year.

         On October 1st, the company acquired Smith and Hawken, a leading brand of garden-inspired products.

         The Company will discuss its full-year and fourth quarter 2004 results during a webcast conference call at 10:00 a.m. EDT today. The call will be available live on the investor relations section of the Scotts' web site, http://investor.scotts.com.

         An archive of the webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the web site for at least 12 months.

DEDICATED TO A BEAUTIFUL WORLD

THE SCOTTS COMPANY IS THE WORLD'S LARGEST MARKETER OF BRANDED CONSUMER PRODUCTS FOR LAWN AND GARDEN CARE, WITH A FULL RANGE OF PRODUCTS FOR PROFESSIONAL HORTICULTURE AS WELL. THE COMPANY OWNS THE INDUSTRY'S MOST RECOGNIZED BRANDS. IN THE U.S., THE COMPANY'S SCOTTS(R), MIRACLE-GRO(R) AND ORTHO(R) BRANDS ARE MARKET-LEADING IN THEIR CATEGORIES, AS IS THE CONSUMER ROUNDUP(R) BRAND, WHICH IS MARKETED IN NORTH AMERICA AND MOST OF EUROPE EXCLUSIVELY BY SCOTTS AND OWNED BY MONSANTO. IN EUROPE, SCOTTS' BRANDS INCLUDE WEEDOL(R), PATHCLEAR(R), EVERGREEN(R), LEVINGTON(R), MIRACLE-GRO(R), KB(R), FERTILIGENE(R) AND SUBSTRAL(R).

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management, and the Company's assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward looking information in this release, due to a variety of factors, including, but not limited to:

     o Adverse weather conditions could adversely affect the Company's sales and financial results;

     o The Company's historical seasonality could impair the Company's ability to pay obligations as they come due and operating expenses;

     o The Company's substantial indebtedness could adversely affect the Company's financial health;

     o Public perceptions regarding the safety of the Company's products could adversely affect the Company;

     o The loss of one or more of the Company's top customers could adversely affect the Company's financial results because of the concentration of the Company's sales to a small number of retail customers;

     o The expiration of certain patents could substantially increase the Company's competition in the United States;

     o Compliance with environmental and other public health regulations could increase the Company's cost of doing business; and,

     o The Company's significant international operations make the Company more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company's publicly filed quarterly, annual, and other reports.

Contact:
Jim King
Director, Investor Relations & Corporate Communications
(937) 578-5622

                               THE SCOTTS COMPANY
              RESULTS OF OPERATIONS FOR THE THREE AND TWELVE MONTHS
                        ENDED SEPTEMBER 30, 2004 AND 2003
                      (in millions, except per share data)
                                   (Unaudited)
                   Note: See Accompanying Footnotes on Page 11

                                                                         Three Months Ended             Twelve Months Ended
                                                                    -----------------------------   ----------------------------
                                                                    September 30,   September 30,   September 30,  September 30,
                                                        Footnotes       2004            2003             2004          2003
                                                        ---------   -------------   -------------   -------------  -------------
Net sales                                                            $     363.6     $     340.0     $   2,037.9     $   1,887.7
Cost of sales                                                              240.2           221.5         1,267.6         1,189.7
Cost of sales - restructuring and other                                     (0.2)            3.4             0.6             9.1
                                                                     -----------     -----------     -----------     -----------
Gross profit                                                               123.6           115.1           769.7           688.9
% of sales                                                                  34.0%           33.9%           37.8%           36.5%

Gross commission from marketing agreement                                   12.5            11.1            58.2            45.9
Contribution expenses under marketing agreement                              7.7             6.3            26.4            25.0
Amortization of marketing fee                                                0.8             0.8             3.3             3.3
                                                                     -----------     -----------     -----------     -----------
Net commission from marketing agreement                                      4.0             4.0            28.5            17.6

Operating expenses:
  Advertising                                                               15.2            16.1           105.0            97.7
  S,G&A - excluding lawn service business
      and stock-based compensation                                          90.1            77.3           368.6           320.4
  Stock-based compensation                                                  (0.3)            1.7             7.8             4.8
  S,G&A - lawn service business                                             14.5            11.3            56.8            46.2
  S,G&A - restructuring and other                                            6.0             2.5             9.1             8.0
  Amortization of intangibles                                                1.2             2.3             8.3             8.6
  Other (income) expense                                                    (4.0)           (3.5)          (10.2)          (10.8)
                                                                     -----------     -----------     -----------     -----------
Total operating expenses                                                   122.7           107.7           545.4           474.9
                                                                     -----------     -----------     -----------     -----------

Income from operations                                                       4.9            11.4           252.8           231.6
% of sales                                                                   1.3%            3.4%           12.4%           12.3%

Interest expense - refinancing                                               0.9              --            45.5              --
Interest expense - recurring                                                10.7            15.8            48.8            69.2
                                                                     -----------     -----------     -----------     -----------

Income (loss) before taxes                                                  (6.7)           (4.4)          158.5           162.4

Income tax expense (income)                                                 (4.8)           (1.6)           58.0            59.2
                                                                     -----------     -----------     -----------     -----------


Net income (loss) from continuing operations                                (1.9)           (2.8)          100.5           103.2

Income (loss) from discontinued operations, net of tax                       0.2            (0.3)            0.4             0.6
                                                                     -----------     -----------     -----------     -----------

Net income (loss)                                                    $      (1.7)    $      (3.1)    $     100.9     $     103.8
                                                                     ===========     ===========     ===========     ===========

Basic earnings (loss) per share                               (1)    $     (0.05)    $     (0.10)    $      3.12     $      3.36
                                                                     ===========     ===========     ===========     ===========
Diluted earnings (loss) per share                             (2)    $     (0.05)    $     (0.10)    $      3.03     $      3.23
                                                                     ===========     ===========     ===========     ===========

Common shares used in basic earnings
      per share calculation                                                 32.6            31.6            32.3            30.9
                                                                     ===========     ===========     ===========     ===========

Common shares and potential common
      shares used in diluted earnings per
      share calculation                                                     32.6            31.6            33.3            32.1
                                                                     ===========     ===========     ===========     ===========

EBITDA                                                        (3)    $      19.2     $      26.0     $     310.5     $     283.8
                                                                     ===========     ===========     ===========     ===========


Results of operations excluding restructuring and other charges including income/(loss) from discontinued operations, one-time additions to income:

Adjusted net income                                                  $       2.6     $       0.7     $     135.3     $     114.7
                                                                     ===========     ===========     ===========     ===========

Adjusted diluted earnings per share                           (2)    $      0.08     $      0.02     $      4.06     $      3.57
                                                                     ===========     ===========     ===========     ===========

Adjusted EBITDA                                               (3)    $      25.0     $      31.9     $     320.2     $     300.9
                                                                     ===========     ===========     ===========     ===========

                               THE SCOTTS COMPANY
              NET SALES BY BUSINESS UNIT - THREE AND TWELVE MONTHS
                        ENDED SEPTEMBER 30, 2004 AND 2003
                                  (in millions)
                                   (unaudited)


                          Three Months Ended         % Change
                     ----------------------------    --------
                     September 30,  September 30,
                          2004          2003          Actual
                     -------------  -------------    --------
North America        $      250.4   $      235.5        6.33%

Scotts LawnService           50.4           43.1       16.94%

International                62.8           61.4        2.28%
                     ------------   ------------

Consolidated         $      363.6   $      340.0        6.94%
                     ============   ============

                         Twelve Months Ended         % Change
                     ----------------------------    --------
                     September 30,  September 30,
                          2004          2003          Actual
                     -------------  -------------    --------
North America        $    1,483.2   $    1,388.9        6.79%

Scotts LawnService          135.2          110.4       22.46%

International               419.5          388.4        8.01%
                     ------------   ------------

Consolidated         $    2,037.9   $    1,887.7        7.96%
                     ============   ============

                               THE SCOTTS COMPANY
                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)
                   (IN MILLIONS, EXCEPT SHARES & SHARE PRICES)

                                                 Sept 30,      Sept 30,
                                                    2004         2003
                                                 ---------    ---------
ASSETS
     Current assets
       Cash and cash equivalents                 $   172.8    $   155.9
       Accounts receivable, net                      292.4        290.5
       Inventories, net                              290.1        276.1
       Current deferred tax asset                     24.9         56.9
       Prepaid and other current assets               50.1         33.2
                                                 ---------    ---------

          Total current assets                       830.3        812.6
                                                 ---------    ---------

     Property, plant and equipment, net              328.0        338.2
     Goodwill and other intangible assets, net       848.9        835.5
     Other assets                                     40.6         44.0
                                                 ---------    ---------

          Total assets                           $ 2,047.8    $ 2,030.3
                                                 =========    =========


LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities
       Current portion of debt                   $    22.1    $    55.4
       Accounts payable                              127.4        149.0
       Other current liabilities                     284.9        243.8
                                                 ---------    ---------

          Total current liabilities                  434.4        448.2
                                                 ---------    ---------

     Long-term debt                                  608.5        702.2
     Other liabilities                               131.1        151.7
                                                 ---------    ---------

          Total liabilities                        1,174.0      1,302.1

     Shareholders' equity                            873.8        728.2
                                                 ---------    ---------

          Total liabilities and equity           $ 2,047.8    $ 2,030.3
                                                 =========    =========

KEY STATISTICS:
     Debt to book capitalization                      48.2%        56.4%

     Market capitalization:
       Common shares outstanding and
       dilutive common share equivalents              33.3         32.1

       Share price on balance sheet date             64.15        54.70
                                                 ---------    ---------
                                                 $ 2,136.2    $ 1,755.9
                                                 =========    =========

                               THE SCOTTS COMPANY
      RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS FOR THE THREE AND TWELVE
                    MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                      (in millions, except per share data)


                                                        Three Months Ended              Twelve Months Ended
                                                 ------------------------------    -----------------------------
                                                 September 30,    September 30,    September 30,   September 30,
                                                     2004              2003            2004             2003
                                                 -------------    -------------    -------------   -------------
Net income (loss)                                $        (1.7)   $        (3.1)   $       100.9   $       103.8
   Restructuring and other charges, net of tax             3.7              3.8              6.1            10.9
   Debt refinancing charges, net of tax                    0.6               --             28.3              --
                                                 -------------    -------------    -------------   -------------

Adjusted net income                              $         2.6    $         0.7    $       135.3   $       114.7
                                                 =============    =============    =============   =============

Income from operations                           $         4.9    $        11.4    $       252.8   $       231.6
   Depreciation                                           12.3             11.5             46.1            40.3
   Amortization, including marketing fee                   2.0              3.1             11.6            11.9
                                                 -------------    -------------    -------------   -------------

EBITDA                                           $        19.2    $        26.0    $       310.5   $       283.8
                                                 =============    =============    =============   =============

   Restructuring and other charges, gross                  5.8              5.9              9.7            17.1
                                                 -------------    -------------    -------------   -------------

Adjusted EBITDA                                  $        25.0    $        31.9    $       320.2   $       300.9
                                                 =============    =============    =============   =============


Diluted earnings per share                       $       (0.05)   $       (0.10)   $        3.03   $        3.23
   Restructuring and other charges, net of tax            0.11             0.12             0.18            0.34
   Debt refinancing charges, net of tax                   0.02               --             0.85              --
                                                 -------------    -------------    -------------   -------------
Adjusted diluted earnings per share              $        0.08    $        0.02    $        4.06   $        3.57
                                                 =============    =============    =============   =============

                               THE SCOTTS COMPANY
                   FOOTNOTES TO PRECEDING FINANCIAL STATEMENTS
                      (in millions, except per share data)

RESULTS OF OPERATIONS

(1) Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2) Diluted earnings per common share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock warrants and options) outstanding during the period. If there is a loss, diluted earnings per share is equal to basic earnings per share.

(3) "EBITDA" is defined as income from operations, plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.